Exhibit 23.5

Consent Form

We are a qualified law firm and lawyers in the People’s Republic of China (“PRC”). and we have been engaged by Red Wisdom Creation Limited (the “Company”), to advise on certain legal matters related to the PRC laws and regulations.

We hereby consent to the use of this consent as an exhibit to the Registration Statement on Form F-1, as amended (the “Registration Statement”), to be filed with the U.S. Securities and Exchange Commission. We further consent to the use of our name and to all references made to us in the Registration Statement and in the prospectus forming a part thereof.

Chen wenqi：	/s/ Chen wenqi
Zeng jiaming：	/s/ Zeng jiaming
Tenet & Partners
Date: January 16th, 2026

Tenet & Partners

27F, Block A, Haiyi Building, 666 Xiahe Road, Siming District, Xiamen (361004)

Tel: +86 0592-5883666